Exhibit 15

March 29, 2001

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 5, 2000, July 28, 2000 and November 13, 2000 on our reviews of interim financial information of Honeywell International Inc. (the "Company") as of and for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000 and included in the Company's quarterly reports on Forms 10-Q for the quarters then ended are incorporated by reference in its Registration Statements dated March 29, 2001.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP